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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                         Date of Report: AUGUST 31, 1999
                        (Date of earliest event reported)

                        EYE CARE CENTERS OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                       333-56551               74-233775
(State or other jurisdiction of   (Commission file number)     (IRS employer
 incorporation or organization)                              identification no.)

                                11103 WEST AVENUE
                          SAN ANTONIO, TEXAS 78213-1392
          (Address of principal executive offices, including zip code)

                                 (210) 340-3531
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

On August 31, 1999, Eye Care Centers of America, Inc. (the "Company") acquired from Vision Twenty-One, Inc. ("Vision Twenty-One") and its subsidiary, The Complete Optical Laboratory, Ltd., Corp. (the "Subsidiary"), substantially all of the assets used to operate 76 retail eyewear outlets pursuant to that certain Asset Purchase Agreement, dated July 7, 1999, by and among the Company, Vision Twenty-One and the Subsidiary (the "Vision Twenty-One Retail Acquisition") . As a result of this acquisition, the Company (through its subsidiaries) (i) owns and operates 39 stores under the name "Vision World" in Minnesota, North Dakota, Iowa, South Dakota, and Wisconsin and 18 stores under the name "Stein Optical" in Wisconsin, and (ii) manages 19 stores under the name "Eye Drx" in New Jersey pursuant to a business management agreement with a private optometrist (collectively, the "Acquired Businesses").

The aggregate cash consideration paid by the Company to Vision Twenty-One and the Subsidiary in the Vision Twenty-One Retail Acquisition was $36.5 million (the purchase price being subject to an adjustment based upon a final audit of these retail operations as of August 31, 1999). The Company utilized its existing $100.0 million acquisition facility to finance the transaction.

Simultaneously with the closing, the Company entered into a strategic alliance with Vision Twenty-One involving their respective managed care programs and the co-marketing of Vision Twenty-One's refractive surgery program.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    EYE CARE CENTERS OF AMERICA, INC.



September 15, 1999                      /s/ Alan E. Wiley
---------------------------             ---------------------------------------
Dated                                   Alan E. Wiley
                                        Executive Vice President and
                                        Chief Financial Officer